                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                   Southwest Bancorporation of Texas, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 17, 2002

To the Shareholders of
Southwest Bancorporation of Texas, Inc.

     The Annual Meeting of Shareholders (the "Annual Meeting") of Southwest Bancorporation of Texas, Inc. (the "Company") will be held at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas, on Wednesday, April 17, 2002, at 4:00 p.m., Central time, with a reception to follow, for the following purposes:

          1. To elect five Directors of Class III of the Board of Directors to hold office until the 2005 Annual Meeting of Shareholders and until their respective successors have been elected and qualified, or until their earlier resignation or removal.

          2. To approve the Company's 1996 Stock Option Plan, as amended to increase the number of shares of Common Stock issuable thereunder from 3,000,000 shares to 4,500,000 shares.

          3. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2002.

          4. To transact such other business as may properly come before the Annual Meeting or adjournment hereof.

     The close of business on Friday, March 8, 2002, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting; and only shareholders of record at such time will be entitled to notice and to vote. In compliance with Article 2.27 of the Texas Business Corporation Act, a list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company by any shareholder during usual business hours for a period of ten days prior to the Annual Meeting. The list of shareholders will also be available for inspection at the Annual Meeting from 4:00 p.m., local time, until adjournment of the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Paul B. Murphy
                                          PAUL B. MURPHY, JR.
                                          Chief Executive Officer
                                          and President

Dated: March 15, 2002
       Houston, Texas

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN. THE COMPANY'S MANAGEMENT SINCERELY DESIRES YOUR PRESENCE AT THE ANNUAL MEETING. HOWEVER, SO THAT WE MAY BE SURE THAT YOUR VOTE WILL BE INCLUDED, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU WISH TO VOTE USING THE INTERNET, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                                ANNUAL REPORT ON
                                   FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO R. JOHN MCWHORTER, SENIOR VICE PRESIDENT AND CONTROLLER, SOUTHWEST BANCORPORATION OF TEXAS, INC., 4400 POST OAK PARKWAY, HOUSTON, TEXAS 77027. ANY SHAREHOLDER MAKING SUCH A REQUEST MUST REPRESENT THAT HE OR SHE WAS A SHAREHOLDER OF RECORD AS OF THE RECORD DATE OF THE ANNUAL MEETING.

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                             4400 POST OAK PARKWAY
                              HOUSTON, TEXAS 77027
                                 (713) 235-8800

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     This proxy statement is furnished to the shareholders of Southwest Bancorporation of Texas, Inc., a Texas corporation (the "Company"), for solicitation of proxies on behalf of the Board of Directors of the Company for use at the 2002 Annual Meeting of Shareholders (the "Annual Meeting") to be held April 17, 2002, and at any and all adjournments thereof. The purpose of the meeting and the matters to be acted upon are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.

     Shares represented at the Annual Meeting by an executed and unrevoked proxy in the form enclosed (or transmitted electronically using the Internet), will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein, and in accordance with their best judgment on any other matter which may properly come before the Annual Meeting.

     The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the Common Stock, par value $1.00 per share, of the Company (the "Common Stock") held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in this connection.

     The Company's Annual Report to Shareholders, including financial statements, for the year ended December 31, 2001, accompanies but does not constitute part of this proxy statement.

     The mailing to shareholders of this proxy statement and the enclosed proxy commenced on or about March 15, 2001.

                        VOTING SHARES AND VOTING RIGHTS

     Only holders of record of Common Stock at the close of business on March 8, 2002, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. At February 26, 2002 there were outstanding 32,966,336 shares of Common Stock, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the record date, in such holder's name on the books of the Company.

     Any proxy given by a shareholder may be revoked by such shareholder at any time before it is exercised by submitting to the Secretary of the Company a duly completed proxy (in written or electronic form) bearing a later date, delivering to the Secretary of the Company a written notice of revocation, or attending the Annual Meeting and voting in person.

     A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. The five Class III nominees receiving the highest number of votes cast by the holders of the Common Stock will be elected as directors. There will be no cumulative voting in the election of directors.

     Abstentions and broker non-votes will have no effect on the outcome of the election of directors, assuming a quorum is present or represented by proxy at the Annual Meeting. With respect to all other matters, abstentions will have the same legal effect as a vote against such matters, and broker non-votes will have no effect on such matters. A broker non-vote occurs if a broker or other nominee of shares does not have discretionary authority and has not received voting instructions with respect to a particular matter.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting. John W. Johnson, Walter E. Johnson, Wilhelmina E. Robertson and Lane Ward have been nominated to fill four of the expiring Class III positions on the Board of Directors. Paul W. Hobby, has been nominated for election as a Class III director to fill a new position in the Class created by the Board of Directors in January 2002. If elected, Mr. Hobby, together with the other current Class III directors will hold office until the 2005 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Class II directors, (Ernest H. Cockrell, Paul B. Murphy, Jr., Adolph A. Pfeffer Jr., Fred R. Lummis, and John H. Echols), will hold office until the 2004 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Class I directors, (John B. Brock, III, David Heaney, Andres Palandjoglou, Stanley D. Stearns, Jr. and Duncan W. Stewart), will hold office until the 2003 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal.

     Although the Board of Directors knows of no reason why any of these nominees might be unable or refuse to accept nomination or election, if such situation arises, the persons named in the proxy have the right to use their discretion to vote for a substitute nominee or nominees designated by the Board of Directors. All of the nominees have consented to being named herein and to serve if elected.

     The names and ages of the Company's continuing directors and executive officers, including the five nominees for election to the Class III positions on the Board of Directors, the principal occupation or employment of each of them during the past five years and at present, the name and principal business of the corporation or other organization, if any, in which such occupation or employment is or was carried on, directorships of other public companies or investment companies held by them, and the period during which the directors have served in that capacity with the Company are set forth below. All of the directors of the Company are also directors of the Company's subsidiary bank, Southwest Bank of Texas National Association (the "Bank"), except for Mr. Palandjoglou and all the Directors live in the metropolitan area of Houston, Texas. Each of the directors and executive officers was elected to the position with the Company shown below in 1996 with the exception of Messrs. Argue, Bedford, Heaney, Pfeffer and Stearns who were elected in 1997, Mr. Massey who was elected in 1998, Mr. Ward who was elected in 1999, Messrs. Echols and Stewart who were both elected in January 2001, Mr. Lummis who was elected in April 2001, and Messrs. Hobby and Meyer who were elected in January 2002.

NAME                                                          POSITION                    AGE
----                                                          --------                    ---
John B. Brock III..........................  Director                                     69
Ernest H. Cockrell.........................  Director                                     56
John H. Echols.............................  Director and Chief Executive Officer of      44
                                             the Baytown Region
J. David Heaney............................  Director                                     53
Paul W. Hobby*.............................  Director                                     41
John W. Johnson*...........................  Director and Chairman of the Executive       56
                                             Committee of the Bank's Board of Directors
Walter E. Johnson*.........................  Chairman of the Board                        66

NAME                                                          POSITION                    AGE
----                                                          --------                    ---
Fred R. Lummis.............................  Director                                     48
Paul B. Murphy, Jr.........................  Director, President and Chief Executive      42
                                             Officer of the Company
Andres Palandjoglou........................  Director                                     54
Adolph A. Pfeffer, Jr......................  Director                                     71
Wilhelmina E. Robertson*...................  Director                                     55
Stanley D. Stearns, Jr. ...................  Director                                     59
Duncan W. Stewart..........................  Director                                     34
Lane Ward*.................................  Director and Vice Chairman of the Company    53
Joseph H. Argue III........................  Executive Vice President of the Company      53
                                             and the Bank
J. Nolan Bedford...........................  Executive Vice President of the Company      63
                                             and Vice Chairman of the Bank
David C. Farries...........................  Executive Vice President, Treasurer and      55
                                             Secretary of the Company and Executive
                                             Vice President of the Bank
James R. Massey............................  Executive Vice President and Chief           61
                                             Information Officer of the Company and the
                                             Bank
Randall E. Meyer...........................  Executive Vice President and Chief           56
                                             Financial Officer of the Company and the
                                             Bank
R. John McWhorter..........................  Senior Vice President and Controller of      37
                                             the Company and the Bank
Steve D. Stephens..........................  Executive Vice President of the Company      42
                                             and the Bank

---------------

* Nominee for election at Annual Meeting.

DIRECTORS:

[JOHN BROCK III PHOTO]

                     John B. Brock III. John B. Brock became a director of the Bank in 1991. He is the past chairman of Ocean Energy, Inc., ("OEI"), a NYSE oil and gas company. He stepped down from active management of Ocean Energy, Inc. in March 1999 when OEI merged with Seagull Energy. He had been Chairman of the Board of Ocean Energy, Inc. since March 27, 1998, when OEI merged with United Meridian Corporation ("UMC") prior to which he had been Chief Executive Officer of UMC since February 1992, Chairman of the Board since May 1995 and a Director since November 1989. Mr. Brock served as the President and Chief Operating Officer of UMC from November 1989 to February 1992. Mr. Brock is a member of the
All-American Wildcatters' Association, a director and member of the Executive Committee of the Texas Oil and Gas Association, past President and director of the Houston Producers' Forum, a director and Vice Chairman of St. Luke's Episcopal Hospital and of St. Luke's Episcopal Health Systems.

[ERNEST H. COCKRELL PHOTO]

                     Ernest H. Cockrell. Mr. Cockrell became a director of the Bank in 1982. Mr. Cockrell holds B.S. in Engineering and MBA degrees from the University of Texas in Austin and is also involved in ranching, farming and investments. He is a Director of Independent Petroleum Association of America, and the Texas Midcontinent Oil and Gas Association. He is a member of the All-American Wildcatters' Association and the American Petroleum Institute and is past Chairman of the Houston chapter of the Young Presidents' Organization. Mr. Cockrell is also President of The Cockrell Foundation, a private charitable corporation which supports many Texas charities. He serves on the board of directors and executive committee of The Methodist Healthcare System,
Houston, and the board of visitors of the University of Texas M.D. Anderson Hospital, Houston. He is a member and the former chairman of the Board of Trustees of the Houston Museum of Natural Science, of the Sam Houston Area Council of the Boy Scouts of America, and of The University of Texas College of Engineering Foundation Advisory Council.

[JOHN H. ECHOLS PHOTO]

                     John H. Echols. Mr. Echols was elected a director and Chief Executive Officer, Baytown Region of the Company and the Bank in January 2001. Mr. Echols had been the Chairman of the Board and President of Citizens Bankers, Inc. prior to its merger with the Company on December 29, 2000, and the Chairman of the Board and Chief Executive Officer of Citizens Bank and Trust Company of Baytown, Texas ("Citizens Bank") since 1998. Prior to that time, Mr. Echols was a Vice President of Citizens Bank for more than three years. Mr. Echols had been with Citizens Bank since 1982. Mr. Echols received a Bachelor of Arts degree from Southern Methodist University.

[J. DAVID HEANEY PHOTO]

                     J. David Heaney. Mr. Heaney became a director of the Bank in 1990. He is a co-founder of Heaney Rosenthal Inc., a private investment company and serves as its Chairman. In 1986, Mr. Heaney was one of the founders of Sterling Chemicals, Inc., which later became a public company traded on the New York Stock Exchange. During his eight years with Sterling, Mr. Heaney served as Sterling's Administrative Vice President, and later as Chief Financial Officer. Prior to joining Sterling in 1986, Mr. Heaney was a partner in the Houston law firm of Bracewell & Patterson, specializing in business transactions. Mr. Heaney holds J.D. and B.B.A. degrees from the University of Texas.

[PAUL W. HOBBY PHOTO]
                     Paul W. Hobby. Paul W. Hobby was elected a director of the Bank and the Company effective January 2002. For more than five years, he has been Chairman and Chief Executive Officer of Hobby Media Services, Inc., a private investment vehicle for traditional and new media investments, including television and radio broadcast media ownership and venture funding. He is a former chairman of Columbine JDS Systems, Inc. and former Chief of Staff for Lieutenant Governor Bob Bullock and former Assistant United States Attorney for the Southern District of Texas. He is a member of the University of Texas Development Board and a member of the Board of Trustees, College of Arts & Sciences, University of Virginia. He also serves on the board of directors of various civic, charitable and professional associations. He holds a BA from the University of Virginia and a Doctor of Jurisprudence from the University of Texas Law School.
[JOHN W. JOHNSON PHOTO]
                     John W. Johnson. Mr. Johnson became a director and Chairman of the Board of the Bank in 1982 and served in that capacity until 1996, when he was named Chairman of the Bank's Executive Committee. For more than five years, he has been Chairman of Permian Mud Service, Inc., an oil field service company with several active subsidiaries including Champion Technologies, Inc., Densimix, Inc., and Johnson & Lindley, Inc. He is a former chairman of the Board of Trustees of St. John's School, and the Houston Museum of Natural Science and was named in 2000 by Gov. George W. Bush to serve as chairman of the Texas Transportation Commission. Mr. Johnson received a Bachelor of Engineering degree from Vanderbilt University in 1968. Mr. Johnson is not related to Walter E. Johnson.
[WALTER E. JOHNSON PHOTO]
                     Walter E. Johnson. Mr. Johnson joined the Bank in July 1989 as President, Chief Executive Officer and a director. In May 1996 he was elected Chairman of the Board of Directors of the Bank and Chairman of the Board and Chief Executive Officer of the Company. In January, 2000 he relinquished his title of Chief Executive Officer in favor of Mr. Murphy. From October 1972 to February 1988, he served as President of Allied Bank of Texas, and upon the purchase of that bank by First Interstate Bancorp, he served as President Central Office of First Interstate Bank of Texas, N.A. from March 1988 to June 1989. Mr. Johnson served on the Trust Committee, Profit Sharing Investment Committee, and Board of Directors of Allied Bank of Texas.
He also served as a director of the holding company, Allied Bancshares, Inc., which owned 52 banks and reached $9 billion in assets. Mr. Johnson was the Senior Lending Officer of Allied Bank of Texas and spent the majority of his time directing the lending staff and business development. Prior to joining Allied Bank of Texas, he accumulated an additional 12 years of banking experience, primarily with the international department of Bank of the Southwest. Mr. Johnson is a former member of the Board of Directors of the Houston Branch of the Dallas Federal Reserve Bank. He is Chairman of the Board of Directors of the Boy Scouts of America, Sam Houston Council, Junior Achievement and the American Free Enterprise Society. He is currently active in, and has been chairman of, numerous major fund raising campaigns for various Houston charities. Mr. Johnson is a graduate of Texas Christian University. [FRED R. LUMMIS PHOTO]
                     Fred R. Lummis. Mr. Lummis has been President of Summit Capital Inc. since 1990 and Principal of Summit Capital Group, LLC since 1997, both companies being engaged in private equity investments. He was also Chairman and Chief Executive Officer of Advantage Outdoor Company (outdoor advertising) from 1998 to 2000 and Chairman and Chief Executive Officer of American Tower Corporation (wireless communications) from 1994 to 1998. He holds a B.A. degree in economics from Vanderbilt University and a M.B.A. degree from the University of Texas at Austin. He is a Director of American Tower Corporation (listed on the New York Stock Exchange) and Baylor College of Medicine.

[PAUL B. MURPHY, JR. PHOTO]
                     Paul B. Murphy, Jr. Mr. Murphy joined the Bank in January 1990 as an Executive Vice President, was elected a director in 1994, became President in 1996 and acquired the additional title of Chief Executive Officer in January 2000. He began his banking career with Allied Bank of Texas in 1981. Mr. Murphy received his B.S. degree from Mississippi State University and his M.B.A. from the University of Texas at Austin. He is involved in numerous civic and community organizations including: Young Presidents Organization, past president of the Board and Trustee of Children's Museum of Houston and Board member of St. Luke's Episcopal Health Care System, St. Luke's Episcopal Health Charities and the Greater Houston Community Foundation, World Health and Golf Association, and an advisory board member for Mississippi State University.
[ANDRES PALANDJOGLOU PHOTO]
                     Andres Palandjoglou. Mr. Palandjoglou was elected a director of the Company upon its formation in 1996, and has been an advisory director of the Bank since 1990. For more than five years, he has been President of Rio Largo, Inc., a company involved in real estate investments and, as a partner in Memorial Builders, in the development of residential subdivisions and the construction of custom homes. Also, Mr. Palandjoglou is involved in textile manufacturing and ranching in Argentina. He is a member of the Greater Houston Builders Association.
[ADOLPH A. PFEFFER, JR PHOTO]
                     Adolph A. Pfeffer, Jr. Mr. Pfeffer became a director of the Bank in 1997. He was an organizing director of Pinemont Bank in 1960, and served on its Board of Directors, the last 20 years as Chairman of the Board, until its merger with the Bank in 1997. Mr. Pfeffer has been involved in farming, ranching, real estate and investment activities for more than five years. He is a director of the Gillson-Longenbaugh Foundation.
[WILHELMINA E. ROBERTSON PHOTO]
                     Wilhelmina E. Robertson. Ms. Robertson has been a director of the Bank since 1982. Since 1980 she has been president of Westview Development, Inc. (real estate development) and Cockspur, Inc., and partner in various real estate and oil and gas ventures. She serves on the board of the Greater Houston Partnership, Houston's chamber organization. She is Chair of the Board of the Cullen Trust for Health Care, and Chair of the Board for Bat Conservation International, past Chair of the Board of the University of Houston System, and board member of The Cullen Foundation, the Greater Houston Community Foundation, U.T. Health Science Center Development Board, The Museum of Fine Arts, Houston, Houston Area Water Corporation and Neuhaus Education Center.

[STANLEY D. STEARNS, JR PHOTO]

                     Stanley D. Stearns, Jr. Mr. Stearns became a director of the Bank in 1997, prior to which time he had served as a director of Pinemont Bank since 1993. Since June 1968 he has been President of Valco Instruments Co., Inc, a manufacturer of sampling and flow switching valves for gas and liquid chromatography and gas analysis instrumentation. Mr. Stearns holds a B.S. from Florida State University, with graduate studies in chemistry and is also holder of numerous patents and has published numerous articles in the analytical instrumentation field. He is former director and chairman of the Spring Branch Association.

[DUNCAN W. STEWART PHOTO]

                     Duncan W. Stewart. Mr. Stewart is an attorney and private investor. He was an attorney in the Financial Services section of Bracewell & Patterson, L.L.P. from 1993 through 2001. Mr. Stewart was a director of Citizens Bankers, Inc. prior to its merger with the Company on December 29, 2000, and Citizens Bank prior to its merger with the Bank on that date. Mr. Stewart received a Bachelor of Arts degree from the University of Texas at Austin and a Doctor of Jurisprudence from the University of Texas School of Law.

[LANE WARD PHOTO]

                     Lane Ward. Mr. Ward was elected Vice Chairman of the Board of Directors of the Company in 1999. Prior to that time he had served as President and Chief Executive Officer and Vice Chairman of the Board of Directors of Fort Bend Holding Corp, parent company of Fort Bend Federal Savings & Loan Association (the "Association") since 1996. Mr. Ward joined the Association in 1978 as Financial Vice President before being promoted to Executive Vice President in 1981 and to President and Chief Operating Officer in 1987. Mr. Ward is also Chairman of Mitchell Mortgage Company LLC. He graduated from the University of Texas at Austin with a B.B.A. in accounting in 1971, and is a certified public accountant. He is active in a variety of community organizations including serving as a Trustee for the George Foundation, Polly Ryon Hospital Authority and the Polly Ryon Foundation and Saint John's United Methodist Church.

EXECUTIVE OFFICERS:

     Joseph H. Argue III. Mr. Argue joined the Company and the Bank in April 1997 as Executive Vice President of the Company and Executive Vice President of the Bank's lending division at the Five Post Oak office, with 24 years of banking and lending experience at Wells Fargo Bank (Texas), N.A., First Interstate Bank of Texas, N.A. and Allied Bank of Texas. He has both bachelor's and master's degrees in business administration from Stephen F. Austin State University.

     J. Nolan Bedford. Mr. Bedford was elected Vice Chairman of the Board of Directors of the Bank in 1997, prior to which time he had served as President and Chief Executive Officer of Pinemont Bank since 1993. Previously, Mr. Bedford served as Senior Executive Vice President, Chief Lending Officer and Director of Lockwood National Bank in Houston from 1985 to 1993. He graduated from the University of Houston with a B.S. degree in Economics in 1969.

     David C. Farries. Mr. Farries joined the Bank in 1993 as Senior Vice President and Treasurer with 19 years of banking and investment experience with First City National Bank of Houston and 3 years of public accounting experience with Price Waterhouse & Co. He was promoted to Executive Vice President of the Company in 1996. Mr. Farries has both bachelor's and master's degrees in business administration from the University of Texas at Austin. He is a certified public accountant and holds NASD Series 24 (Securities Principal) and Series 7 (Securities Representative) licenses. He currently serves on the Board of The Woodlands Christian Academy.

     R. John McWhorter. Mr. McWhorter joined the Bank as Assistant Vice President and Controller in 1990. He was promoted to Senior Vice President in 1998 and serves on the ALCO and Operations Management Committees. Prior to joining the Bank he had been employed by Coopers & Lybrand L.L.P. He graduated from the University of Texas at Austin with a B.B.A. in accounting in 1987 and is a certified public accountant. He recently served on the Finance Council at Saint Cecilia Catholic Church and has served in other civic organizations.

     Steve D. Stephens. Mr. Stephens has 20 years of commercial lending experience, and is currently in charge of the Bank's regional commercial lending offices. Prior to joining the Bank as an Executive Vice President in 1990, he was Executive Vice President and Manager of Commercial Lending at Texas Commerce Bank Reagan. Mr. Stephens is active in a variety of community organizations including serving as a Board member of the Houston Small Business Development Corp., Make A Wish Foundation, Boys and Girls Country and the Texas Association of Business. He graduated from the University of Houston with a B.B.A. in accounting in 1980.

     James R. Massey. Mr. Massey joined the Bank in February 1998 as Chief Information Officer and Executive Vice President with 15 years of executive management experience at Bank of Hawaii (Pacific Century Financial Corporation) as well as 19 years of sales and management experience with IBM. He has a bachelor's degree in Mechanical Engineering from California State University and advanced certificates from Harvard and UCLA in Management of Information Resources.

     Randall E. Meyer. Mr. Meyer has 31 years of banking experience. Prior to joining the Bank as a Executive Vice President in December, 1998, he was President of Bank of America-Texas. He was promoted to Executive Vice President and Chief Financial Officer of the Bank and the Company in January, 2002. Mr. Meyer currently serves on the Governor's Business Council, the Economic Development Committee of the Greater Houston Partnership, the board of directors of The Forum Club, as well as previously serving on the boards of directors of American Red Cross (Houston Chapter), Association for Community Television (KUHT-TV), Trustee of the Chinquapin School, the American Bankers Association (Communications Council), Board of Directors and the Executive Committee of the Greater Houston Partnership, and as a volunteer for various Houston-area charities. He graduated from Yale University with a degree in economics, from Columbia University with a Masters of Business Administration, and is a Certified Public Accountant.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has established audit and compensation committees. The Audit Committee currently consists of John B. Brock III, J. David Heaney, Wilhelmina E. Robertson, Andres Palandjoglou and Stanley D. Stearns, Jr., none of whom is an employee of the Company. The Audit Committee reviews the general scope of the audit conducted by the Company's independent auditors, the fees charged therefor and matters relating to the Company's internal control systems. In performing its functions, the Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management. The Audit Committee held four meetings during 2001.

     The Compensation Committee currently consists of John B. Brock III, John W. Johnson, Adolph A. Pfeffer, Jr., and J. David Heaney, none of whom is an employee of the Company. The Compensation Committee administers the Company's stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. In addition, the Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters for the Company. The Compensation Committee held two meetings during 2001.

     During the year ended December 31, 2001, the Board of Directors held six meetings. In 2001, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served.

DIRECTOR COMPENSATION

     In an effort to attract and retain qualified directors, the Board of Directors has approved a methodology of awarding stock options to directors under the Company's 1996 Stock Option Plan. Pursuant to this methodology, directors are awarded options for attendance and participation at monthly directors' meetings and, additionally, for introducing legitimate business prospects to the Company. Options to purchase a maximum of 49,400 shares of Common Stock may be granted to directors during a calendar year with the exercise price approximating the fair market value of the stock at January 31 of the subsequent year. Directors' options accumulate throughout the year, are issued during the following year and are considered fully vested upon issuance. Options for 43,950 shares were granted in 2002 for the 2001 calendar year with an exercise price of $30.46 per share and options for 33,850 shares were granted in 2001 for the 2000 calendar year with an exercise price of $40.25 per share.

     John W. Johnson receives compensation in the amount of $25,000 per year for serving as Chairman of the Executive Committee of the Bank and for serving on the Bank's Management Committee. During 2001, (i) directors of the Bank and directors of the Company received a fee of $1,000 for each Bank Board meeting and Company Board meeting attended, (ii) Board Committee chairmen received $2,500 per year plus $200 per Board Committee meeting attended and (iii) Board Committee members received $200 per Board Committee meeting attended. Directors of the Bank who are also employees of the Bank do not receive fees for attending Board Committee meetings.

     On November 28, 2001, the Directors of the Company approved and adopted a Non-Employee Directors Deferred Fee Plan, pursuant to which each Director of the Company and each Director of the Bank may elect to defer receipt of all or one-half of his compensation for serving as a director, committee member or committee chairman for a period of time selected by the director that terminates no later than the date he ceases to be a Board member. The deferred amounts credited to his account during each calendar quarter are deemed to be invested in a number of shares of the Company's Common Stock determined by dividing the amount of the director's compensation deferred for that quarter by the closing sale price of the Common Stock reported by NASDAQ on the last trading day of the quarter and multiplying that result by 1.25 (rounding up to the nearest whole share). A total of 25,000 shares of Company Common Stock have been reserved for issuance under the Non-Employee Directors Deferred Fee Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR NAMED HEREIN.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 22, 2001, by (i) each director and nominee for director, (ii) each of the Named Executives (as defined under "Executive Compensation"), (iii) all directors and executive officers as a group and (iv) the persons known by the Company to own beneficially 5% or more of the Company's Common Stock. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

                                                                              PERCENTAGE
                                                              NUMBER OF      BENEFICIALLY
DIRECTORS AND NAMED EXECUTIVES                                 SHARES           OWNED
------------------------------                                ---------      ------------
John B. Brock III...........................................     84,274(1)          *
Ernest H. Cockrell..........................................    886,898(2)       2.69%
John H. Echols..............................................    847,200(3)       2.57%
J. David Heaney.............................................    128,147(4)          *
Paul W. Hobby...............................................        500             *
John W. Johnson.............................................    316,700(5)          *
Walter E. Johnson...........................................    489,577(6)       1.49%
Fred R. Lummis..............................................      2,050(7)          *
Paul B. Murphy, Jr..........................................    236,473(8)          *
Andres Palandjoglou.........................................     54,300(9)          *
Adolph A. Pfeffer, Jr.......................................    576,556(10)      1.75%
Wilhelmina E. Robertson.....................................    470,820(11)      1.43%
Stanley D. Stearns, Jr......................................    354,984(12)      1.08%
Duncan W. Stewart...........................................    108,888(13)         *
Lane Ward...................................................     90,894(14)         *
Joseph H. Argue III.........................................    110,242(15)         *
Conrad W. Magouirk..........................................        649             *
Steve D. Stephens...........................................     45,324(16)         *
Directors and executive officers as a group.................  5,011,669(17)     15.20%
OVER 5% BENEFICIAL OWNER
Robert C. McNair............................................  2,374,646(18)      7.20%
  711 Louisiana, 33rd Floor
  Houston, Texas 77002

---------------

  *  Does not exceed 1.0%.

 (1) Includes 17,500 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (2) Includes 874,848 shares held by family partnerships. Mr. Cockrell's interest in these family partnerships is approximately 50%. Accordingly, he disclaims beneficial interest in approximately 50% of the shares held by family partnerships. In addition, this includes 12,050 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (3) Includes 845,400 shares held by a family partnership in which Mr. Echols shares voting and dispositive power with his brother, Andrew C. Echols. Mr. Echols disclaims any beneficial interest in 801,269 of such shares. Additionally, this includes 1,800 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (4) Includes 37,500 shares owned by Mr. Heaney's wife, 20,000 held in trust for the benefit of his two children and 16,700 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (5) Includes 45,000 shares held in trust for the benefit of his children, 5,000 shares held in trust by a foundation in which he is a trustee, and 111,700 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (6) Includes 18,605 shares held by the Company's 401(k) plan, 7,500 shares held by Walter E. Johnson's wife and 389,510 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (7) Includes 1,050 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (8) Includes 6,521 shares held by the Company's 401(k) plan, and 189,450 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (9) Includes 29,050 shares which may be acquired within 60 days pursuant to outstanding stock options.

(10) Includes 529,944 shares held in family partnerships, 7,270 shares held by trustee, 20,842 owned by Mr. Pfeffer's wife and 18,500 shares which may be acquired within 60 days pursuant to outstanding stock options.

(11) Includes 445,670 shares held in trust and 25,150 shares which may be acquired within 60 days pursuant to outstanding stock options.

(12) Includes 9,350 shares which may be acquired within 60 days pursuant to outstanding stock options.

(13) Includes 1,800 shares which may be acquired within 60 days pursuant to outstanding stock options.

(14) Includes 69,368 shares which may be acquired within 60 days pursuant to outstanding stock options.

(15) Includes 10,442 shares held by the Company's 401(k) plan, and 78,000 shares which may be acquired within 60 days pursuant to outstanding stock options.

(16) Includes 4,282 shares held by the Company's 401(k) plan, and 33,000 shares which may be acquired within 60 days pursuant to outstanding stock options.

(17) Includes 229,524 shares which may be acquired within 60 days pursuant to outstanding stock options.

(18) Mr. McNair shares voting and dispositive power with respect to 2,037,346 of such shares and disclaims any beneficial interest in 337,300 of those shares, which are held by an educational foundation of which he is Chairman of the Board of Trustees.

                             EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer, each of the four other most highly compensated executive officers of the Company and one additional executive officer of the Bank who is not an executive officer of the Company (the "Named Executives") for the fiscal years ended December 31, 2001, 2000 and 1999. Unless otherwise noted, all positions are held with the Company and the Bank.

                                                                                              LONG TERM
                                                                                             COMPENSATION
                                        ANNUAL                                               ------------
                                     COMPENSATION                                             SECURITIES
NAME AND                          -------------------    OTHER ANNUAL     RESTRICTED STOCK    UNDERLYING       ALL OTHER
PRINCIPAL POSITION         YEAR    SALARY     BONUS     COMPENSATION(1)    AWARD(S)($)(3)     OPTIONS(#)    COMPENSATION(2)
------------------         ----   --------   --------   ---------------   ----------------   ------------   ---------------
Walter E. Johnson........  2001   $400,000   $300,000       $15,634           $     --          21,350          $ 8,500
  Chairman                 2000    400,000    300,000        11,315                 --          24,000           58,500
                           1999    375,000    265,000         7,717                 --           1,800            8,000
Paul B. Murphy, Jr. .....  2001    350,000    300,000        11,659            250,303          21,350            8,500
  Chief Executive          2000    300,000    225,000        11,829                 --          24,000            8,500
  Officer & President      1999    250,000    162,500         6,000                 --           1,500            8,000
Joseph H. Argue..........  2001    200,000    125,000        17,639             95,351          10,000            8,500
  Executive                2000    175,000    100,000        15,245                 --          10,000            8,500
  Vice President           1999    165,000     75,000        12,432                 --          10,000            8,000
John H. Echols...........  2001    245,930     75,000         5,720                 --          10,000               --
  Chief Executive          2000         --         --            --                 --              --               --
  Officer, Baytown Region  1999         --         --            --                 --              --               --
Conrad Magouirk..........  2001    244,755     60,000         9,358                 --           5,000            4,993
  Executive Vice           2000         --         --            --                 --              --               --
  President of the Bank    1999         --         --            --                 --              --               --
Steve D. Stephens........  2001    190,000     86,450         7,400             90,598          10,000            8,500
  Executive Vice           2000    167,000    100,000         7,837                 --          10,000            8,350
  President                1999    157,000     75,000         7,321                 --           5,000            7,850

---------------

(1) Perquisites and other personal benefits paid to each of the Named Executives in each instance aggregated less than $50,000.

(2) 2001 amounts for the Named Executives include: contributions by the Company to the Company's 401(k) Plan on behalf of the following executive officers:
    Mr. Johnson, $8,500; Mr. Murphy, $8,500; Mr. Argue, $8,500; Mr. Magouirk, $4,993; and Mr. Stephens, $8,500.

(3) Represents the number of shares of restricted stock awarded multiplied by $30.27, the closing price of the Company's Common Stock on December 31, 2001. The awards are subject to forfeiture restrictions that lapse as to 60% of the shares on December 31, 2003, and 20% of the shares on each of December 31, 2004 and December 31, 2005.

OPTION GRANTS DURING 2001

     The following table contains information concerning the grant of stock options to the Named Executives during fiscal year 2001.

                                                                                               POTENTIAL REALIZABLE
                                                        % OF TOTAL                               VALUE AT ASSUMED
                                          NUMBER OF      OPTIONS                              ANNUAL RATES OF STOCK
                                         SECURITIES     GRANTED TO                              PRICE APPRECIATION
                                         UNDERLYING    EMPLOYEES IN   EXERCISE                  FOR OPTION TERM(1)
                                           OPTIONS     FISCAL YEAR     PRICE     EXPIRATION   ----------------------
NAME                                     GRANTED (#)       2001        ($/SH)       DATE        5%($)       10%($)
----                                     -----------   ------------   --------   ----------   ----------   ---------
Walter E. Johnson......................    20,000           5.17%      $27.16    3/13/2011      341,616     865,721
                                            1,350           0.35%      $40.25     1/2/2011       34,173      86,600
Paul B. Murphy, Jr. ...................    20,000           5.17%      $27.16    3/13/2011      341,616     865,721
                                            1,350           0.35%      $40.25     1/2/2011       34,173      86,600
Joseph H. Argue III....................    10,000           2.59%      $27.16    3/13/2011      170,808     432,860
John H. Echols.........................    10,000           2.59%      $40.25     1/2/2011       39,908     301,960
Conrad Magouirk........................     5,000           1.29%      $40.25     1/2/2011       19,954     150,980
Steve D. Stephens......................    10,000           2.59%      $27.16    3/13/2011      170,808     432,860

---------------

(1) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information concerning option exercises during the year ended December 31, 2001 by the Named Executives and the value of unexercised options held by each of the Named Executives at December 31, 2001.

                                                                   NUMBER OF                     VALUE OF
                                                             SECURITIES UNDERLYING              UNEXERCISED
                                                              UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                               SHARES                       AT DECEMBER 31, 2001(1)       AT DECEMBER 31, 2001(2)
                              ACQUIRED        VALUE       ---------------------------   ---------------------------
NAME                         ON EXERCISE   REALIZED(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   ------------   -----------   -------------   -----------   -------------
Walter E. Johnson..........        n/a            n/a       378,710        42,500       $8,558,244      $334,600
Paul B. Murphy, Jr. .......     20,000       $615,090       172,650        54,500        3,840,083       521,260
Joseph H. Argue III........        n/a            n/a        54,024        45,976        1,110,306       681,683
John H. Echols.............        n/a            n/a            --        10,000               --            --
Conrad W. Magouirk.........        n/a            n/a            --         5,000               --            --
Steve D. Stephens..........      9,900       $243,826        24,000        29,000          501,570       307,720

---------------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market (sale) price of the option shares on the date of exercise without considering any taxes which may have been owed.

(2) The value is based on $30.930 per share, which was the average of the high and low price reported on The NASDAQ Stock Market on December 31, 2001.

EMPLOYMENT AGREEMENTS

     Paul B. Murphy, Jr., Joseph H. Argue III, Steve D. Stephens, David C. Farries, Lane Ward, Nolan Bedford, Randall E. Meyer and James R. Massey have entered into change in control agreements with the Company. Each agreement is for a term of three years and automatically renews each year absent notice to the contrary from the Company. Each agreement provides that upon the occurrence of a change in control, (i) the agreement is converted into a three-year employment agreement, which provides for a minimum annual compensation equal to the employee's current base salary plus the highest annual cash bonus paid to the employee during the three preceding years, (ii) all stock options held by the employee become fully exercisable (regardless of whether then vested) and (iii) all restrictions on any restricted stock granted to the employee shall lapse. Such employment agreement also provides that if the employee is thereafter terminated without cause or the employee terminates his or her employment as a result of the employer's breach of the agreement, the employee shall be entitled to receive from the Company a lump-sum severance payment equal to the discounted present value of the amount of compensation payable under such agreement for the remainder of the three-year term thereof.

     On October 28, 1999, the Company entered into an employment agreement with Walter E. Johnson, which provides for an annual salary of $400,000 commencing January 1, 2000 through his 65th birthday, on February 17, 2001. The contract has been amended to extend his annual salary of $400,000 through February 17, 2003. Thereafter he receives an annual salary of $300,000 until his 70th birthday, on February 17, 2006, at which time the contract terminates, unless terminated earlier pursuant to death, disability, cause or voluntary termination by Mr. Johnson. Each year of the contract he is entitled to receive a cash bonus of up to 60% of his annual salary, determined on a discretionary basis by the Compensation Committee of the Board of Directors using the same criteria as that used for other senior executives of the Company. The Company has also agreed to maintain a $3,031,481 "second to die" life insurance policy on Mr. Johnson and his spouse and a $4,000,000 "ten-year" term life insurance policy on Mr. Johnson until termination of the contract. As a condition to the Company's entering into this employment agreement, Mr. Johnson agreed to terminate his change in control agreement with the Company, which had the same terms as the change in control agreements described in the preceding paragraph.

     In connection with the merger of Fort Bend Holding Corp. with the Bank in April, 1999, the Company entered into a three-year employment agreement with Lane Ward, providing for a minimum annual salary of $150,000. The agreement further defines the job responsibilities for Mr. Ward in that his title will be Director and Vice Chairman of the Company.

     In connection with the merger of Citizens Bankers, Inc. with the Company on December 29, 2000, the Company entered into a three-year employment agreement with John H. Echols, providing for a minimum annual salary of $222,000, with an annual discretionary bonus of up to $110,000 and a grant of an option to purchase 10,000 shares of the Company's Common Stock. The agreement further defines the job responsibilities for Mr. Echols in that his title will be Chief Executive Officer, Baytown Region of the Bank.

     In connection with the merger of Citizens Bankers, Inc. with the Company on December 29, 2000, the Company entered into a three-year employment agreement with Conrad W. Magouirk providing for a minimum annual salary of $244,755, with an annual discretionary bonus of up to $60,000 and a grant of an option to purchase 5,000 shares of the Company's Common Stock. The agreement further defines the job responsibilities for Mr. Magouirk in that his title will be Vice Chairman, Baytown Region of the Bank.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Many of the directors and executive officers of the Company and their associates, which include corpora-tions, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 2001 the Bank made loans in the ordinary course of business to certain directors and certain executive officers of the Company and their associates, all of which the Company believes were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company (i.e., those who own 10% or more of the outstanding shares of Common Stock) are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and principal shareholders satisfy the foregoing standards. On December 31, 2001, all of such term loans aggregated approximately $11.8 million and total revolving lines of credit aggregated $71.2 million. The Company expects to have such transactions or transactions on a similar basis with its directors, executive officers and principal shareholders and their associates in the future.

     On November 22, 1999, the Bank executed a commitment to invest a total of $2,000,000 in Summit Capital II, L.P., a $250,000,000 private equity fund sponsored and controlled by Summit Capital Inc., a private investment company founded by Fred R. Lummis. Mr. Lummis is the President of and owns a 50% equity interest in Summit Capital, Inc. During 2001, the Bank satisfied capital calls aggregating $351,055 and received a return of capital in the amount of $15,665.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in Rule 16a-1(f)), directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filing requirements applicable to its officers, directors and 10% stockholders were complied with during the year ended December 31, 2001, except that Joseph H. Argue, Nolan Bedford, David C. Farries, James R. Massey, R. John McWhorter, Paul B. Murphy, Jr., Steve D. Stephens, Lane Ward each made one late filing related to the grant of a restricted stock award, Fred
R. Lummis was late in filing one report covering one transaction, John H. Echols and John W. Johnson were late in filing one report covering four and two transactions, respectively, and J. David Heaney was late in filing two reports covering 14 sales by an estate of which his wife was a beneficiary.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is pleased to present this report on executive compensation. This report describes the elements of the Company's executive officer compensation programs and the basis on which 2001 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the Named Executives.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES

     The goal of the Company's executive compensation policy is to ensure that executive compensation is linked directly to continuous improvements in corporate performance and increases in shareholder value, while concurrently ensuring that key employees are motivated and retained. The following objectives have been established by the Compensation Committee as guidelines for compensation decisions:

     - The Company must provide a competitive total compensation package that enables the Company to attract and retain key executives.

     - All of the Company's compensation programs must be integrated with its annual and long-term business objectives so that executives remain focused on the fulfillment of these objectives.

     - The Company's compensation package must include a variable component that directly links compensation with the overall performance of the Company, thereby expressly aligning executive compensation with the interest of shareholders.

     The Compensation Committee regularly reviews the Company's compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. The various components of the compensation programs for executive officers are discussed below.

BASE SALARY

     Base salary levels are largely determined through comparison with banking organizations of a size similar to the Company. Both local and regional surveys are utilized to establish base salaries that are within the range of those persons holding positions of comparable responsibility at other banking organizations of a size and complexity similar to the Company. Actual base salaries also are intended to reflect individual performance contributions as determined through job evaluations. In addition to individual job performance and the above-referenced market comparisons, other factors may be taken into consideration, such as cost of living increases as well as an individual's perceived potential with the Company. All executive officer base salary levels are considered by the Compensation Committee to be competitive within a necessary and reasonable range.

     It has become the established practice of the Compensation Committee to review and, if deemed appropriate, adjust the base salaries of the Company's executive officers on a yearly basis. Accordingly, base salaries were reviewed and adjusted during 2001, and the base salaries of the Named Executives in the compensation table appearing in this Proxy Statement reflect the fully annualized base salaries as adjusted and implemented in 2001.

EMPLOYEE STOCK OPTION PLAN

     The Company's officers are eligible to participate in the 1996 Stock Option Plan referred to in this Proxy Statement. The objective of this Plan (and the Company's predecessor stock option plans) is to create competitive levels of compensation tied directly to the attainment of financial objectives which the Compensation Committee believes are the primary determinants over time of share price. More specifically, this Plan is designed to foster a systematic management focus on the corporate goal of consistent and steady earnings growth. Potential awards for executive officers are intended by the Compensation Committee to be consistent with incentive bonuses paid by banking companies of a size similar to that of the Company, provided that actual bonuses remain subject to increase or decrease on the basis of the Company's actual audited performance and at the discretion of the Compensation Committee.

RESTRICTED STOCK PLAN

     In September 2000, the Company engaged an executive compensation consulting firm to review the Company's total direct compensation program for senior officers. A primary finding of the consultant's study was that the Company's long-term incentive awards were less competitive relative to those of other bank holding companies of similar size. As a remedy for this deficiency, the Compensation Committee recommended adoption of the Restricted Stock Plan that links award vesting to both continued employment and the achievement of multi-year earnings goals of the Company. Restricted Stock awards under the Plan are intended to produce a fully competitive long-term incentive award program for senior officers, when combined with the Company's ongoing stock option grants. If multi-year earnings goals are achieved, the Restricted Stock awards will vest on an accelerated basis. If the earnings goals are not achieved, the Restricted Stock awards will fully vest at the end of five years (or such other period of time specified in the Restricted Stock award) from the date of the award.

     Under the Restricted Stock Plan, implemented in 2001, the Company is authorized to issue up to 300,000 shares of Common Stock pursuant to "Awards" granted thereunder. The shares of Common Stock are issued to the participant at the time the Award is made or at some later date, and the shares are subject to certain restrictions against disposition and certain obligations to forfeit such shares to the Company under certain circumstances.

     During 2001, the Company granted Awards covering 47,334 shares of Common Stock. The shares covered by these Awards vest over a five year period commencing on the date of grant (i.e., 60% vest on the third anniversary of the date of grant and 20% vest on each of the next two anniversaries of the date of grant); provided, however, that 100% of the shares may vest on either December 31, 2002 or December 31, 2003 if certain performance standards have been met by the Company.

     In accordance with APB 25, compensation expense is recognized for the performance-based Awards granted under the Restricted Stock Plan. The Company has recognized $200,352 of compensation expense in connection with the above Awards in 2001.

2001 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND PRESIDENT

     In reviewing the 2001 compensation of Paul B. Murphy, Jr., the Company's Chief Executive Officer and President, the Compensation Committee undertook the same evaluation set forth above with respect to executive officers. Mr. Murphy's base salary is reviewed on a yearly basis and most recently was reviewed in January 2002. His base salary is considered to be reasonable and competitive based on published compensation surveys and other publicly available compensation information. His bonus for 2001 performance was determined in January 2002 based on earnings through December 2001. The Compensation Committee members were provided data concerning individual compensation history, executive compensation survey data, and comparative information concerning performance. Due to margin pressures and a weakening economy, Mr. Murphy recommended to the Compensation Committee that he and other executive officers receive no salary increase in 2002. The Compensation Committee accepted his recommendation.

OTHER

     The Compensation Committee does not currently intend to award compensation that would result in a limitation on the deductibility of a portion of such compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, other than awards that may be made under the Restricted Stock Plan; however, the Compensation Committee may in the future decide to authorize other compensation in excess of the limits of Section 162(m) if it determines that such compensation is in the best interest of the Company.

                                          Compensation Committee

                                          John B. Brock III, Chairperson
                                          J. David Heaney
                                          John W. Johnson
                                          Adolph A. Pfeffer, Jr.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The Stock Performance Graph compares the cumulative shareholder return on the Common Stock against the cumulative total return of the S&P 500 Stock Index ("S&P Index") and the Keefe Bruyette & Woods ("KBW") 50 Total Return Index for the period from January 27, 1997 through December 31, 2001. The graph assumes that $100 was invested on January 27, 1997 in the Common Stock and the indices, at the initial public offering of the Company's Common Stock of $8.25 per share and the closing price for the stocks comprising the S&P Index and the KBW Index, respectively, on such date. The Company's Common Stock began trading on The NASDAQ Stock Market on January 27, 1997.

     The KBW Index is a market-capitalization-weighted index measuring bank-stock price performance.

                                    [GRAPH]

                                        JANUARY 27,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                           1997           1997           1998           1999           2000           2001
                                        -----------   ------------   ------------   ------------   ------------   ------------
Southwest Bancorporation of Texas,
  Inc. ...............................    $100.00       $188.61        $216.67        $240.15        $520.46        $366.91
S&P 500...............................    $100.00       $126.85        $160.65        $192.03        $172.59        $150.08
KBW 50 Total Return Index.............    $100.00       $146.19        $158.29        $152.80        $177.89        $110.02

                             AUDIT COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

     The Audit Committee of the Board of Directors consists of the five directors whose names appear below. Each member of the Audit Committee is "independent" as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

     The Audit Committee's general role as an audit committee is to assist the Board of Directors in overseeing the Company's financial reporting process and related matters. The Audit Committee has adopted a written charter, a copy of which was included in the Company's Proxy Statement dated March 16, 2001 for its Annual Meeting of Shareholders held on April 25, 2001.

     The Audit Committee has reviewed and discussed with the Company's management and PricewaterhouseCoopers LLP, the Company's independent auditors, the audited financial statements of the Company contained in the Company's Annual Report to Shareholders for the year ended December 31, 2001.

     The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees"), and has discussed with PricewaterhouseCoopers LLP such independent auditors' independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

     Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission.

     This report is submitted on behalf of the Audit Committee.

                                          Wilhelmina E. Robertson, Chairperson
                                          John B. Brock III
                                          J. David Heaney
                                          Andres Palandjoglou
                                          Stanley D. Stearns, Jr.

AUDIT FEES

     PricewaterhouseCoopers LLP has billed the Company, $211,000, in the aggregate, for professional services rendered by them for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the interim financial statements included in the Company's Forms 10-Q filed during that fiscal year.

ALL OTHER FEES

     The aggregate fees for non-audit services rendered by PricewaterhouseCoopers LLP to the Company for the fiscal year ended December 31, 2001 were $193,839. These fees were for work related to regulatory compliance and reporting assistance provided in connection with filings made under the Securities Exchange Act of 1933 and the audit of Citizens Bankers, Inc. and other assistance provided in connection with the Company's merger with Citizens. The Audit Committee of the Company's Board of Directors has considered whether the rendering of such non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant's independence and concluded that no conflicts exist.

                                    ITEM 2.

          APPROVAL OF INCREASE IN SHARES ISSUABLE UNDER THE COMPANY'S
                             1996 STOCK OPTION PLAN

     On January 23, 2002, the Board of Directors approved an amendment (the "Amendment") to the Company's 1996 Stock Option Plan, increasing the number of shares of Common Stock issuable thereunder from 3,000,000 shares to 4,500,000 shares, and recommended that the 1996 Stock Option Plan, as so amended, be submitted to the Company's shareholders for approval at the Annual Meeting. The 1996 Stock Option Plan was originally approved by the Company's shareholders on December 17, 1996. On May 26, 1998, the Company's shareholders approved an amendment to the 1996 Stock Option Plan increasing the number of shares issuable thereunder from 1,300,000 to 2,000,000 shares. On April 26, 2000, the Company's shareholders approved an amendment to the 1996 Stock Option Plan increasing the number of shares issuable thereunder from 2,000,000 to 3,000,000 shares. The following summary of the material features of the 1996 Stock Option Plan is qualified in its entirety by reference to the copy of the plan (as proposed to be amended) attached hereto as Appendix A. The only change proposed to be made to the Plan is the increase in shares issuable thereunder from 3,000,000 shares to 4,500,000 shares.

PURPOSE OF THE AMENDMENT

     The Company believes that it has been able to attract highly qualified personnel in part through the use of option grants, and that it is desirable to have the continued flexibility to attract additional personnel, if needed, and to retain and reward exceptional performance by employees through additional option grants. The Company believes that options should be widely distributed. The Company has used the 1996 Stock Option Plan and other stock option plans for this purpose. No further options may be granted under any other stock option plans. As of February 28, 2002, options to purchase 2,977,577 shares of Common Stock granted to 866 employees (out of 1,376 employees) and 17 non-employee directors (including options granted to directors for the 2001 calendar year) were outstanding under the 1996 Stock Option Plan and all other stock option plans (including plans assumed by the Company in connection with acquisitions), with prices ranging from $.20 to $41.91 per share. With respect to the 1996 Stock Option Plan, as of February 28, 2002, options to purchase 2,471,041 shares were outstanding, options covering 405,447 shares had been exercised and options for only 123,512 shares of Common Stock remained available for grant. Accordingly, the Board of Directors approved the Amendment in order to maintain the 1996 Stock Option Plan as a continuing source of employee incentives.

ADMINISTRATION

     The Compensation Committee administers the 1996 Stock Option Plan and has sole authority to select the employees and directors ("Optionees") eligible to receive grants of options ("Options") that are either incentive stock options ("Incentive Stock Options") within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not constitute incentive stock options ("Nonstatutory Stock Options") thereunder. The 1996 Stock Option Plan, as proposed to be amended, provides for the grant of options to acquire 4,500,000 shares of Common Stock (subject to certain adjustments in the event of stock dividends, stock splits and certain other events). The committee which administers the 1996 Stock Option Plan must be comprised solely of two or more outside directors (within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder). The Compensation Committee selects the officers, key employees and non-employee directors of the Company to whom options may be granted and determines the vesting and other terms of the option agreements representing such options.

     The exercise price of options granted under the 1996 Stock Option Plan is determined by the Compensation Committee, but in the case of an Incentive Stock Option, the exercise price shall not be less than the fair market value of the Common Stock on the date the option is granted. In addition, the

Compensation Committee has advised the Company that it will not grant any Nonstatutory Stock Option having an exercise price that is less than the fair market value of the Common Stock on the date the option is granted. No person may receive any Incentive Stock Option if, at the time of grant such person owns directly or indirectly more than 10% of the total combined voting power of the Company unless the option price is at least 110% of the fair market value of the Common Stock and such Incentive Stock Option is by its terms not exercisable after the expiration of five years from the date of grant. There is also a $100,000 limit on the value of stock (determined at the time of grant) covered by Incentive Stock Options that first became exercisable by an optionee in any calendar year. The maximum number of shares subject to options that can be granted under the 1996 Stock Option Plan to any executive officer or other employee of the Company or any subsidiary during any calendar year is 500,000 shares. No option may be granted more than ten years after the effective date of the 1996 Stock Option Plan, which is November 18, 1996, the date of its adoption by the Board of Directors. Each option expires on the tenth anniversary of the date of grant, except for options that may be granted pursuant to the second sentence of this paragraph. Shares covered by grants of stock options under the 1996 Stock Option Plan may be issued by the Company from authorized but unissued stock, from shares previously issued and reacquired by the Company, or any combination of such sources.

     Options granted under the 1996 Stock Option Plan may be accompanied by stock appreciation rights ("SARs"). The grant of a SAR permits the optionee to surrender an option and receive in exchange cash or, if specified in the option agreement, shares of Common Stock with a value equal to the excess of the fair market value of the stock subject to the option exercise price. None of the options which have been granted under the 1996 Stock Option Plan are accompanied by SARs.

AMENDMENT AND TERMINATION

     The Board of Directors may amend or terminate the 1996 Stock Option Plan at any time, except that (i) it may not make any change to a previously granted Option which would impair the employee's rights without the employee's consent,
(ii) it may not decrease the authority granted to the Compensation Committee under the Plan in contravention of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iii) it may not make any amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive Options under the Plan or extend the term of the Plan without the approval of the Company's shareholders. Except with respect to Options then outstanding, if not sooner terminated, the 1996 Stock Option Plan shall terminate and no further Options shall be granted after the expiration of ten years from the date of its adoption.

RECAPITALIZATION OR CHANGE IN CONTROL

     The 1996 Stock Option Plan includes customary provisions providing for proportionate adjustments in the number of shares subject to outstanding options and the option exercise prices in the event of stock dividends, stock splits and other events. In addition, upon the occurrence of a Corporate Change, as defined in the plan (generally meaning a change in control of the Company), all outstanding options will become immediately exercisable.

TAX EFFECTS OF PARTICIPATION IN THE PLAN

     Status of Options. The federal income tax consequences both to the Optionee and the Company of options granted under the 1996 Stock Option Plan differ depending on whether an Option is an Incentive Stock Option or a Nonstatutory Stock Option.

     Nonstatutory Stock Options. No federal income tax is imposed on the Optionee upon the grant of a Nonstatutory Stock Option (whether or not including an SAR). Generally, upon the exercise of a Nonstatutory Stock Option, the Optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price paid for such shares. Upon a subsequent disposition of the shares received upon exercise of a Nonstatutory Stock Option, any difference between the amount realized on the disposition and the basis of the shares (option price plus any ordinary income recognized) would be treated as long-term or short-term capital gain or loss, depending on the holding period of the shares. Upon an Optionee's exercise of a Nonstatutory Stock Option, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the Optionee.

     Incentive Stock Options. No federal income tax is imposed on the Optionee upon the grant or exercise of an Incentive Stock Option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be included in the calculation of the Optionee's alternative minimum tax liability, if any. If the Optionee does not dispose of shares acquired pursuant to the exercise of an Incentive Stock Option within two years from the date the Option was granted or within one year after the shares were transferred to him, no income is recognized by the Optionee by reason of the exercise of the Option, and the difference between the amount realized upon a subsequent disposition of the shares and the option price of the shares would be treated as long-term capital gain or loss. In such event, the Company would not be entitled to any deduction in connection with the grant or exercise of the Option or the disposition of the shares so acquired.

     If an Optionee disposes of shares acquired pursuant to his exercise of an Incentive Stock Option prior to the end of the two-year or one-year holding periods noted above, the disposition would be treated as a disqualifying disposition and the Optionee would be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or, in the case of a sale in which a loss would be recognized, the amount realized on such sale, if less) over the option price. Any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as long-term or short-term capital gain, depending on the holding period of the shares. In such event, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the Optionee.

     Stock Appreciation Rights. No federal income tax is imposed on the Optionee on the grant of an SAR. Upon the exercise of an SAR, the Optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise, in an amount equal to the fair market value of the shares of Common Stock plus the amount of any distributed to the Optionee. Upon a subsequent disposition of the shares received upon exercise of an SAR, any difference between the amount realized on the disposition and the basis of the shares (fair market value at time of exercise) would be treated as long-term or short-term capital gain or loss, depending on the holding period for the shares. Upon the exercise of an SAR, the Company may claim a deduction for compensation paid at the time and in the same amount as compensation is recognized to the Optionee.

PLAN BENEFITS

     Because options under the 1996 Stock Option Plan are granted at the discretion of the Compensation Committee, it is not possible for the Company to determine and disclose the amount of future options that may be granted to the Named Executives and the executive officers as a whole, if the 1996 Stock Option Plan, as amended, is approved. See "Executive Compensation -- Option Grants During 2001" for information regarding option grants to the Named Executives during 2001 under the 1996 Stock Option Plan.

SUMMARY AND RECOMMENDATION

     The Amendment would provide for an additional 1,500,000 shares of Common Stock to be made available to be issued upon the exercise of options granted under the 1996 Stock Option Plan, increasing the aggregate number of shares subject to the 1996 Stock Option Plan to 4,500,000 shares (subject to customary adjustments, as described above). Absent the recommended increase, the usefulness of the 1996 Stock Option Plan as a continuing source of employee incentives is severely impaired.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPANY'S 1996 STOCK OPTION PLAN, AS AMENDED. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of

Common Stock present and entitled to vote on this item at the Annual Meeting is required to approve the 1996 Stock Option Plan, as amended.

                                    ITEM 3.

                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2002. PricewaterhouseCoopers LLP has audited the Bank's financial statements since 1983 and the Company's consolidated financial statements since its inception in 1996. The Company is advised that no member of PricewaterhouseCoopers LLP has any direct or material indirect financial interest in the Company, or during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                    ITEM 4.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgement of the person voting the proxy.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Company at its principal executive office by November 17, 2002, in order for such proposals to be included in the Company's proxy statement and form of proxy for such meeting. Shareholders submitting such proposals are requested to address them to the Secretary, Southwest Bancorporation of Texas, Inc., 4400 Post Oak Parkway, Houston, TX 77027.

     In addition, the Company's Bylaws provide that only such business that is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the Annual Meeting by a shareholder, notice must be received by the Secretary at the Company's offices not later than the close of business on the 120th day prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before such anniversary date, such notice must be so delivered not later than the close of business on the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. Such notice to the Company must also provide certain information set forth in the Bylaws. A copy of the Bylaws may be obtained upon written request to the Secretary.

     ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Paul B. Murphy
                                          Paul B. Murphy Jr.
                                          Chief Executive Officer and
                                          President

Houston, Texas
March 15, 2002

                                                                      APPENDIX A

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                             1996 STOCK OPTION PLAN
                          (AS PROPOSED TO BE AMENDED)

                             I. PURPOSE OF THE PLAN

     The SOUTHWEST BANCORPORATION OF TEXAS, INC. 1996 STOCK OPTION PLAN (the "Plan") is intended to provide a means whereby certain employees of SOUTHWEST BANCORPORATION OF TEXAS, INC., a Texas corporation (the "Company"), and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may grant to certain employees ("Optionees") the option ("Option") to purchase shares of the common stock, $1.00 par value, of the Company ("Stock"), as hereinafter set forth. Options granted under the Plan may be either incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), ("Incentive Stock Options") or options which do not constitute Incentive Stock Options.

                               II. ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board of Directors of the Company (the "Board"), and the Committee shall be (a) comprised solely of two or more outside directors (within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder), and (b) constituted so as to permit the Plan to comply with Rule 16b-3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Committee shall have sole authority to select the Optionees from among those individuals eligible hereunder and to establish the number of shares which may be issued under each Option; provided, however, that, notwithstanding any provision in the Plan to the contrary, the maximum number of shares that may be subject to Options granted under the Plan to an individual Optionee during any calendar year may not exceed 500,000 (subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced. In selecting the Optionees from among individuals eligible hereunder and in establishing the number of shares that may be issued under each Option, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the Optionees, in establishing the number of shares which may be issued under each Option and in construing the provisions of the Plan shall be final. If a Committee is not appointed by the Board, the Board shall act as the Committee for purposes of the Plan.

                             III. OPTION AGREEMENTS

     (a) Each Option shall be evidenced by a written agreement between the Company and the Optionee ("Option Agreement") which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Stock or a combination of cash and shares of Stock equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Committee in its sole discretion may prescribe; provided, that, except as provided in Subparagraph VIII(c) hereof, the Committee shall retain final authority (i) to determine whether an Optionee shall be permitted, or (ii) to approve an election by an Optionee, to receive cash in full or partial settlement of Stock Appreciation Rights. Moreover, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a fair market value equal to such option price.

     (b) For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the mean of the high and low sales prices of the Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

     (c) Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative.

                          IV. ELIGIBILITY OF OPTIONEE

     Options may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted; provided, however, that Options which do not constitute Incentive Stock Options may be granted to individuals who are directors (but not also employees) of the Company or any such parent or subsidiary corporation. Options may be granted to the same individual on more than one occasion. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the fair market value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an Optionee's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination.

                         V. SHARES SUBJECT TO THE PLAN

     The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 4,500,000 shares of Stock. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan to the extent permitted under Rule 16b-3. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding. Exercise of an Option in any manner, including an exercise involving a Stock Appreciation Right, shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.

                                VI. OPTION PRICE

     The purchase price of Stock issued under each Option shall be determined by the Committee, but in the case of an Incentive Stock Option, such purchase price shall not be less than the fair market value of Stock subject to the Option on the date the Option is granted.

                               VII. TERM OF PLAN

     The Plan shall be effective upon the date of its adoption by the Board, provided the Plan is approved by the shareholders of the Company within twelve months thereafter. Notwithstanding any provision in this Plan or in any Option Agreement, no Option shall be exercisable prior to such shareholder approval. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph IX, the Plan shall terminate upon and no further Options shall be granted after the expiration of ten years from the date of its adoption by the Board.

                    VIII. RECAPITALIZATION OR REORGANIZATION

     (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

     (c) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity,
(iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than

50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), then all outstanding Options shall fully vest and become fully exercisable, effective as of the first business day immediately preceding the effective date of such Corporate Change (or as of an earlier date determined by the Committee pursuant to the following clause); provided, however, that, subject to such acceleration of vesting of the outstanding Options, no later than (a) ten days after the approval by the shareholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Optionee, may, in its discretion, also act to effect one or more of the following alternatives, which may vary among individual Optionees and which may vary among Options held by any individual Optionee: (1) provide that the Options may be exercised in full only for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Optionees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Optionee an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments (other than vesting) to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change or (4) provide that the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option.

     (d) For the purposes of clause (2) in Subparagraph (c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or
(iii), whichever is applicable, as follows: (i) the per share price offered to shareholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to shareholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (e) Any adjustment provided for in Subparagraphs (b) or (c) above shall be subject to any required shareholder action.

     (f) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

                    IX. AMENDMENT OR TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the Optionee without the consent of such Optionee; and provided, further, that (i) the Board may not make any alteration or amendment which would decrease any authority granted to the Committee hereunder in contravention of Rule 16b-3 and (ii) the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive Options under the Plan or extend the term of the Plan, without the approval of the shareholders of the Company.

                               X. SECURITIES LAWS

     (a) The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time when the offering of the shares covered by such Option have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

     It is intended that the Plan and any grant of an Option made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Option would disqualify the Plan or such Option under, or would otherwise not comply with, Rule 16b-3, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3.

PROXY               SOUTHWEST BANCORPORATION OF TEXAS, INC.                PROXY
                PROXY FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                     SOUTHWEST BANCORPORATION OF TEXAS, INC.

The undersigned hereby appoints Walter E. Johnson, John W. Johnson and Paul B. Murphy, Jr., and each of them, with or without the others, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2002 Annual Meeting of Shareholders of Southwest Bancorporation of Texas, Inc. (the "Company"), to be held at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas, on April 17, 2002, at 4:00 p.m. (Houston time) and all adjournments and postponements thereof as follows:

Item 1                                   [ ] For All Nominees
Election of Directors
01 John W. Johnson                       [ ] Withhold Authority For All Nominees
02 Walter E. Johnson                     To withhold authority to vote for any
03 Wilhelmina E. Robertson               nominee print the names of such
04 Lane Ward                             nominees on the space provided below.
05 Paul W. Hobby, Jr.
                                         _____________________________________
Item 2
Proposal to approve the Company's        [ ] FOR   [ ] AGAINST   [ ] ABSTAIN
1996 Stock Option Plan as amended to
increase the number of shares of
Common Stock issuable thereunder
from 3,000,000 shares to 4,500,000
shares.

Item 3
Proposal to ratify the selection of
PricewaterhouseCoopers LLP as the        [ ] FOR   [ ] AGAINST   [ ] ABSTAIN
Company's independent accountants for
the year ending December 31, 2002.

Item 4
In their discretion, upon any other
business as may properly come before
said meeting.

This Proxy will be voted as you specify above. If no specification is made, the Proxy will be voted with respect to item (1) FOR the nominees listed, with respect to item (2) FOR the proposal to approve the Company's 1996 Stock Option Plan as amended, with respect to item (3) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2002. The undersigned hereby acknowledges receipt of the Notice of the 2002 Annual Meeting and related Proxy Statement and the Company's 2001 Annual Report to Shareholders.

Date: ________________________________________, 2002

____________________________________________________
Signature
____________________________________________________
Signature if held jointly

Note: Joint owners must each sign. Please sign your name exactly as it appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If held by a corporation, please sign in the full corporate name by the president or other authorized officer.

______________________________FOLD AND DETACH HERE______________________________

                           --------------------------

                           VOTE TELEPHONE OR INTERNET
                                          --
                           --------------------------

Your Telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you have marked, signed and returned your proxy card.

--------------------------------------------------------------------------------
TO VOTE BY TELEPHONE: Call the toll free number listed below. You will be asked to enter a CONTROL NUMBER located at the bottom of this form.
--------------------------------------------------------------------------------
OPTION A: To vote as the Board of Directors recommends on ALL proposals:
          Press 1
--------------------------------------------------------------------------------
OPTION B: If you choose to vote on each item separately, Press 0. You will hear these instructions:

Item 1: To vote FOR ALL nominees, press 1; To WITHHOLD FOR ALL nominees, press 9; To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Item 2
   & 3: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. The instructions are the same for all remaining items to be voted.

             WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING 1.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO VOTE BY INTERNET: Connect to the Website listed below: You will be asked to enter a control number which is located at the bottom of this form. Then follow the instructions. THE WEBSITE for voting is www.proxyvoting.com/swbanktx
--------------------------------------------------------------------------------

      IF YOU VOTE BY TELEPHONE OR INTERNET DO NOT MAIL IN THE PROXY CARD.
                             THANK YOU FOR VOTING!

                                                  -----------------------------
CALL **TOLL FREE** 1-800-676-5925 ON A                    CONTROL NUMBER
TOUCH-TONE TELEPHONE - ANYTIME. THERE IS          For Telephone/Internet voting
NO CHARGE TO YOU FOR THIS CALL                    -----------------------------